Exhibit 21.1

SUBSIDIARIES OF OUTDOOR PRODUCTS SPINCO INC.

All subsidiaries listed below are 100% owned except where noted.

Name of Subsidiary	Country or State of Incorporation or Organization

Advanced Arrow S. de R.L. de C.V.	Mexico
Bee Stinger, LLC	Delaware
Bell Sports (Asia) Limited	Hong Kong
Bell Sports Corp.	Delaware
Bell Sports EU Limited	Ireland
Bell Sports, Inc.	California
BG Sports EUROPE Sarl	Switzerland
Bushnell Corporation of Canada	Canada
Bushnell Group Holdings, Inc.	Delaware
Bushnell Holdings, Inc.	Delaware
Bushnell Inc.	Delaware
Bushnell Performance Optics Asia Limited	Hong Kong
Bushnell Performance Optics Mexico, S.A. de C.V.	Mexico
CamelBak Acquisition Corp.	Delaware
CamelBak International, LLC	California
CamelBak Products, LLC	Delaware
Eagle Industries Del Caribe, Inc.	Puerto Rico
Eagle Industries Unlimited, Inc.	Missouri
FASTCO Asia Ltd.	Hong Kong
Fiber Energy Products AR, LLC	Arkansas
Fox (Parent) Holdings, Inc.	Delaware
Fox Head Britain Limited	England & Wales
Fox Head Canada, Inc.	Canada
Fox Head Europe S.L.U.	Spain
Fox Head France SAS	France
Fox Head Germany GmbH	Germany
Fox Head Netherlands B.V.	Netherlands
Fox Head Nordic A.B.	Switzerland
Fox Head, Inc.	California
Gold Tip, LLC	Delaware
Hydrosport, S. de R.L. de C.V.	Mexico
Logan Outdoor Products, LLC	Utah
Northstar Outdoors, LLC	California
Outdoor Products Spinco Inc.	Delaware
Ozark Hardwood Pellets, L.L.C.	Missouri
QuietKat, Inc.	Delaware
Simms Fishing Products LLC	Delaware
Stone Glacier, Inc.	Montana
The Rivers Edge Outfitters, LLC	Montana
Vista Outdoor Operations LLC	Delaware
VO Management Services Company, S. de R.L. de C.V.	Mexico
WAWGD Newco, LLC	California